UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 29, 2009

Johnson Outdoors Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	0-16255	39-1536083
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Main Street, Racine, Wisconsin 53403
(Address of principal executive offices, including zip code)

(262) 631-6600
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01    Entry into a Material Definitive Agreement

On September 30, 2009, Johnson Outdoors Inc. (the "Company") issued a press release (the "Press Release") announcing that as of September 29, 2009 the Company and/or certain of its subsidiaries entered into new credit facilities.  The credit facilities consisted of five separate Term Loan Agreements, each dated as of September 29, 2009 (the "Term Loan Agreements" or "Term Loans"), between the Company or one of its subsidiaries and Ridgestone Bank ("Ridgestone"), and a Revolving Credit and Security Agreement dated as of September 29, 2009 among the Company, certain of the Company's subsidiaries, PNC Bank, National Association, as lender, as administrative agent and collateral agent, and the other lenders named therein (the "Revolving Credit Agreement" or "Revolver" and collectively, with the Term Loans, the "Debt Agreements").  A copy of the Press Release is attached as Exhibit 99.1 to this report.

The Debt Agreements replace the Company's Amended and Restated Credit Agreement (Term) and the Amended and Restated Credit Agreement (Revolving) which were effective as of January 2, 2009 with JPMorgan Chase Bank N.A., as lender and administrative agent, and the other lenders named therein.

The new Term Loan Agreements provide for aggregate term loan borrowings of $15.9 million with maturity dates ranging from 15 to 25 years from the date of the Term Loan Agreement.  Each Term Loan requires monthly payments of principal and interest.  Interest on $9.3 million of the term loan is based on the prime rate plus 2.0 percent, and the remainder on the prime rate plus 2.75 percent.  The Term Loans are guaranteed in part under the USDA Rural Development program and are secured with a first priority lien on certain real and tangible properties of the Company and its subsidiaries and a second lien on working capital and other intangible assets.  Certain of the term loans covering $9.3 million of borrowings are subject to a pre-payment penalty.  In the first year of such term loan agreements, the penalty is 10 percent of the pre-payment amount, decreasing by 1 percent annually.

The new Revolving Credit Agreement, maturing in three years from the date of the Revolving Credit Agreement, provides for funding of up to $69.0 million.  Borrowing availability under the Revolver is based on certain eligible working capital assets, primarily account receivables and inventory. The Revolver contains a seasonal line reduction that reduces the maximum amount of borrowings to $46 million from mid-July to mid-November, consistent with the Company's reduced working capital needs throughout that period, and requires an annual seasonal pay down to $25 million for 60 days.  The Revolver is secured with a first priority lien on working capital assets and other intangible assets and a second lien on certain real and tangible properties of the Company and its subsidiaries.  The interest rate on the Revolver is based primarily on LIBOR plus 3.25 percent with a minimum LIBOR floor of 2.0 percent.

Under the terms of the Debt Agreements, the Company is required to comply with certain financial and non-financial covenants.  Among other restrictions, the Company is restricted in its ability to pay dividends, incur additional debt and make acquisitions or divestitures above certain amounts.  The key financial covenants include a minimum fixed charge coverage ratio, limits on minimum net worth and EBITDA, a limit on capital expenditures, and a seasonal pay-down requirement.  At the Close Date, the Company had $15.9 million outstanding under the Term Loans and $12 million outstanding under the Revolver.

The Company incurred approximately $1.2 million of financing fees in conjunction with the execution of the Debt Agreements.

This description of the Debt Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the Debt Agreements, copies of which are attached hereto as Exhibits 99.2, 99.3, 99.4, 99.5, 99.6 and 99.7, each of which is incorporated herein by reference.

Item 1.02  Termination of a Material Definitive Agreement.

On September 29, 2009, as described in Item 1.01 above, the Company entered into new credit agreements which terminated the Amended and Restated Credit Agreement (Term) and the Amended and Restated Credit Agreement (Revolving) which were effective as of January 2, 2009 with JPMorgan Chase Bank N.A., as lender and administrative agent, and the other lenders named therein.

Section 2 - Financial Information

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off
                   Balance Sheet Arrangement of a Registrant

On September 29, 2009, the Company became obligated on direct financial obligations pursuant to the terms of the Debt Agreements, as described in Item 1.01 above.

Section 9 - Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

   (d)   Exhibits

   The following exhibits are filed herewith:

Exhibit 99.1 – Press Release of Johnson Outdoors, Inc., issued September 30, 2009.

Exhibit 99.2 – Revolving Credit and Security Agreement dated as of September 29, 2009 among Johnson Outdoors Inc., certain subsidiaries of Johnson Outdoors Inc., PNC Bank, National Association, as lender, as administrative agent and collateral agent, and the other lenders named therein.

Exhibit 99.3 – Term Loan Agreement (loan number 15613) dated as of September 29, 2009 among Techsonic Industries Inc., Johnson Outdoors Marine Electronics LLC and Ridgestone Bank.

Exhibit 99.4 – Term Loan Agreement (loan number 15612) dated as of September 29, 2009 between Johnson Outdoors Gear LLC and Ridgestone Bank.

Exhibit 99.5 – Term Loan Agreement (loan number 15628) dated as of September 29, 2009 between Johnson Outdoors Watercraft Inc. and Ridgestone Bank.

Exhibit 99.6 – Term Loan Agreement (loan number 15614) dated as of September 29, 2009 between Johnson Outdoors Watercraft Inc. and Ridgestone Bank.

Exhibit 99.7 – Term Loan Agreement (loan number 15627) dated as of September 29, 2009 between Johnson Outdoors Watercraft Inc. and Ridgestone Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHNSON OUTDOORS INC.
Date: September 30, 2009	By: /s/ David W. Johnson
David W. Johnson, Vice President and Chief Financial Officer